Exhibit 99.2

(For Immediate Release)

UNITEDHEALTHCARE COMPLETES ACQUISITION OF HEALTH NET’S NORTHEAST

LICENSES AND RIGHTS TO RENEW MEMBERSHIP

•	UnitedHealthcare broadens choice and access to quality care for Health Net’s Northeast members
•	Health Net to continue its Northeast operations through the membership transition period

Minneapolis, Minn. and Los Angeles, Calif. (December 11, 2009)—UnitedHealthcare, a UnitedHealth Group (NYSE: UNH) company, and Health Net, Inc. (NYSE: HNT) today announced that UnitedHealthcare has completed the previously announced acquisition of Health Net of the Northeast’s licensed subsidiaries and has obtained rights to renew Health Net’s membership in Connecticut, New York and New Jersey. The transaction has received all regulatory approvals required for completion.

“UnitedHealthcare has a long, successful history of providing people in the Northeast with affordable, quality health care options, and we look forward to serving the health and well-being needs of Health Net’s Northeast members as they renew with UnitedHealthcare,” said Jeff Alter, UnitedHealthcare chief executive officer, Northeast Region. “With UnitedHealthcare, Health Net’s members in the Northeast will gain access to one of the largest local and national care provider networks, robust clinical programs, proactive care management and wellness tools, and technology that simplifies and enhances the health care experience.”

“We believe UnitedHealthcare is the best option for our customers in the Northeast,” said Paul Lambdin, president of Health Net of the Northeast. “We look forward to working with UnitedHealthcare on a seamless renewal process that we believe our customers will appreciate. We will continue to maintain the high quality of service our customers have come to expect from us.”

As Health Net’s commercial customers in the Northeast reach renewal dates, UnitedHealthcare will work to enroll them in a comparable Oxford or UnitedHealthcare plan. Until members are enrolled in a replacement plan, their current Health Net benefits remain in effect under their existing Health Net contracts. There will be no interruption to coverage or payments during this transition period.

Health Net will continue to administer all of the Health Net plans—commercial, Medicare and Medicaid—in the Northeast under administrative services agreements with UnitedHealthcare until members transition to UnitedHealthcare plans.

For Health Net’s Medicare Advantage members in Connecticut and its Prescription Drug Plan members in New York, there will be no changes to the 2010 plans. UnitedHealthcare expects to file 2011 Medicare plan benefits with the Centers for Medicare and Medicaid Services (CMS) during 2010 that will be made public after receiving CMS approval, beginning October 1, 2010. Subject to approval by CMS, UnitedHealthcare will begin operating these Medicare plans on January 1, 2011.

Approval has also been requested from the New Jersey Department of Human Services to transition Health Net’s New Jersey Medicaid business. Upon receiving approval, Medicaid members currently enrolled in Health Net of New Jersey’s Healthy Options plan will be transitioned to UnitedHealthcare’s AmeriChoice plan, unless they choose another participating health care plan. For Health Net’s Medicaid members in New Jersey, there are no expected changes until the middle of 2010.

Member and Provider Contact Information:

Health Net members or providers who have questions on this announcement can contact one of the following Health Net or UnitedHealthcare customer service phone numbers for additional information:

•	Commercial Members:

Health Net: 800-441-5741

UnitedHealthcare: 800-357-1371

•	Medicare Members

Health Net: 800-547-8734 (TTY/TDD 888-747-2424)

UnitedHealthcare: 800-643-4845 (TTY/TDD 800-421-1220)

•	Medicare Part D Members:

Health Net: 800-806-8811 (TTY/TDD 800-929-9955)

UnitedHealthcare: 888-867-5575 (TTY/TDD 711)

•	Medicaid Members (New Jersey Family Care/Medicaid Members)

Health Net: 800-555-2604 (TTY/TDD 888-747-2424)

AmeriChoice of New Jersey: 800-941-4647 (TTY/TDD 800-852-7897)

•	Care Providers:

Health Net: 800-438-7886

UnitedHealthcare: 877-842-3210

About UnitedHealthcare

UnitedHealthcare (www.unitedhealthcare.com) provides a full spectrum of consumer-oriented health benefit plans and services to individuals, public sector employers and businesses of all sizes, including more than half of the Fortune 100 companies. The company organizes access to quality, affordable health care services on behalf of 25 million individual consumers, contracting directly with approximately 600,000 physicians and care professionals and more than 5,000 hospitals and 60,000 pharmacies to offer them broad, convenient access to services nationwide. UnitedHealthcare is one of the businesses of UnitedHealth Group (NYSE: UNH), a diversified Fortune 50 health and well-being company.

About Health Net, Inc.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s health plans and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals across the country through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides mental health benefits to approximately 6.5 million individuals in all 50 states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs. For more information regarding Health Net, please visit the company’s Web site at www.healthnet.com.

Investor Contacts:	John Penshorn	Angie McCabe
	UnitedHealth Group	Health Net, Inc.
	952-936-7214	818-676-8692

Media Contacts:	Daryl Richard	Margita Thompson
	UnitedHealth Group	Health Net, Inc.
	860-702-5795	818-676-7912

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